Exhibit 1(gg)

BLACKROCK FUNDSSM

CERTIFICATION OF CLASSIFICATION OF SHARES

The undersigned, the Secretary of BlackRock FundsSM (the “Trust”), does hereby certify that:

1) at a meeting held on July 28, 2015, the Board of Trustees of the Trust, on behalf of each of the following series:

BlackRock New Jersey Municipal Money Fund

BlackRock North Carolina Municipal Money Fund; and

BlackRock Virginia Municipal Money Fund

(each a “Fund” and collectively, the “Funds”)

approved a proposal to close the Fund to new and subsequent investments and thereafter to liquidate the Fund (each a “Liquidation,” and collectively, the “Liquidations”);

2) each Liquidation took place as of December 15, 2015;

3) following the Liquidation with respect to BlackRock New Jersey Municipal Money Fund, the Fund was terminated as a series of the Trust, and all references to the Fund in the Trust’s Certification of Classification of Shares by its alphabetical designation Z are hereby removed;

4) following the Liquidation with respect to BlackRock North Carolina Municipal Money Fund, the Fund was terminated as a series of the Trust, and all references to the Fund in the Trust’s Certification of Classification of Shares by its alphabetical designation Q are hereby removed; and

5) following the Liquidation with respect to BlackRock Virginia Municipal Money Fund, the Fund was terminated as a series of the Trust, and all references to the Fund in the Trust’s Certification of Classification of Shares by its alphabetical designation V are hereby removed.

Witness my hand and seal this 15th day of December, 2015.

/s/ Benjamin Archibald
Benjamin Archibald Secretary